Exhibit 10.1

September 14, 2018

Scott Powell

75 State Street

Boston, MA 02109

Dear Scott:

This letter describes the understanding between you and Santander Holdings USA, Inc. (“SHUSA”) with respect to your service as CEO of SHUSA and Banco Santander’s U.S. Country Head during the period January 1, 2018 – December 31, 2019. To the extent specifically described below, certain aspects of this arrangement will be subject to performance objectives and requirements established by SHUSA and Banco Santander, S.A. (“Banco Santander” or the “Group”). Final annual compensation decisions will remain with the Group’s Remuneration Committee and its Board of Directors. The specific terms of your responsibilities to Santander Consumer USA Holdings Inc., including its subsidiaries, (collectively, “SCUSA”) as its CEO, as well as the terms related to your SHUSA and overall U.S. responsibilities are set forth below. SHUSA, SCUSA and the Group also may be individually or collectively referred to herein as “Santander.”

Time Allocation:

At this juncture, one of our top priorities is the further improvement and development of SCUSA. Much work remains to be done there and we have determined that a significant amount of your time should be dedicated to accomplishing this task, including in connection with your SCUSA CEO role. We anticipate that the majority of your time will be spent on SCUSA matters in 2018-19 and we recognize that, given the magnitude of the task at SCUSA, you could spend, on average during this period, as much as 80% of your time on SCUSA matters. This percentage of time devoted to SCUSA is acceptable and, in fact, should serve as a guideline for how to prioritize your time and efforts and as a reference point for the significance the Group and SHUSA accord to improving SCUSA. However, we defer to you with respect to the precise allocation of your time, including with respect to how you divide your time among Santander offices and locations.

Your non SCUSA-specific time will be spent overseeing Banco Santander, SA’s (the “Group’s”) U.S. operations and activities overall, managing SHUSA and supervising its senior executives and the CEOs of the other SHUSA subsidiaries. Your top two SHUSA objectives will be continued regulatory improvement (specific measures of which will be incorporated into your performance objectives, recognizing the need to ensure the confidentiality of confidential supervisory information) and financial performance (meeting/exceeding budgets as set forth in the SHUSA 2018/2019 plan and approved by the Group).

Relationship with Subsidiary CEOs:

Given the anticipated allocation of time towards your role at SCUSA, we anticipate that you will delegate even more to your senior SHUSA executives, including the CEOs of SHUSA subsidiaries. We are looking to you to exercise your supervisory responsibilities while helping your executives develop to their maximum potential. As part of your supervisory responsibilities and in your oversight role as the Group’s U.S. Country Head, you will take all reasonable steps to ensure that the CEOs of the SHUSA subsidiaries, and the other SHUSA executives, achieve SHUSA’s and Group goals in the U.S. This is a key motivating factor for the increase in your targeted compensation.

Position(s), Term & Location:

•	You will continue your employment as the CEO of SHUSA and as the Group’s U.S. Country Head, and CEO of SCUSA.

•

Your principal office will be located at the Santander US headquarters at 75 State Street, Boston, MA and all travel and lodging to any other office location will be for the convenience of SHUSA, the Group and SCUSA. SCUSA and SHUSA shall fully indemnify you in the unlikely event that any tax is imposed or imputed with respect to your travel to and/or from, or your lodging at, any location other than Boston, MA.

Compensation/Incentive Plan:

•

Effective January 1, 2018, your annual base salary will be $3,000,000.00; paid bi-weekly on Fridays at a rate of $115,384.61, less all applicable federal, state and local taxes and other authorized payroll withholdings. This is an exempt position and is not eligible for overtime.

•

During your employment in these roles, you will be eligible to participate in the SHUSA Executive Bonus Plan. Pursuant to the terms of the SHUSA Executive Bonus Plan, your 2018 performance year annual discretionary bonus target will be $4,250,000.00, of which a portion (which will be consistent with the portion applicable to other similarly situated executives) may be deferred (your “Deferred Bonus”) and may be paid in cash, SAN ADRs and/or SCUSA shares.

•

The amount of your entire bonus under the SHUSA Executive Bonus Plan shall be determined at the sole discretion of Santander Group based the recommendation of the SCUSA Board Compensation Committee (“SCUSA BCC”) and the SHUSA Board Compensation & Talent Management Committee (“SHUSA BCTMC”). These recommendations will be based on factors including, but not limited to, the weighting of your goals applicable to each entity, the level of your individual performance, the overall performance of SCUSA, the broader performance of SHUSA, Banco Santander, S.A. (“Banco Santander”) and each of their respective wholly- or majority-owned subsidiaries; provided, however, that you must be in “active working status” at the time of any bonus payment (which shall be no later than March 15 of the year following the year to which the bonus relates for the portion of the bonus that is not deferred). In no event, however, may any other categories of bonuses, awards, or compensation to which you are entitled be taken into account in determining the amount of your bonus under the SHUSA Executive Bonus Plan (your “SHUSA Bonus”).

•

You will continue to participate in the Special Regulatory Incentive Program (“SRIP”) at your initial targeted discretionary award value of $2,000,000.00. As you know, 25% of this award was achieved in 2017 and paid in Q1 2018, and the remaining 75% of this total targeted amount remains at risk subject to the payment provisions described in the following paragraph.

•	Both your Deferred Bonus and the remaining payouts made under the SRIP (together, your “Deferred Variable Compensation”) shall be paid in accordance with CRD-IV as described below.

•

As noted above, in order to be eligible for any performance year annual discretionary bonus(es), you must be in “active working status” at the time of the respective bonus payment. All annual discretionary bonus payments are subject to the terms and conditions of the SHUSA Executive Bonus Plan and are further subject to all applicable tax withholdings. For purposes of this letter, “active working status” means that you have not resigned (or given notice of your intention to resign), and your employment has not been terminated (nor have you been given notice of your termination). Furthermore, except as otherwise provided herein, pro-rated annual discretionary bonuses will not be paid to an employee who resigns or whose employment is terminated during the applicable performance year.

Identified Staff (CRD-IV):

•

Your role is determined to be “Identified Staff” (under the European Union’s Capital Requirements Directives, Directive 2013/36/EU (“CRD IV”)). CRD IV is part of the European regulations regarding compensation (remuneration) in financial entities. The implementation of CRD IV in Spain provides that categories of staff whose professional activities have a significant impact on the risk profile of the entity or its group will be designated as Identified Staff. These employees are subject to specific regulations regarding variable remuneration. Santander must verify compliance with these regulations, through European Central Bank at the corporate level and also through local supervisors at all of its entities. Therefore, it is necessary to continuously maintain and update this Identified Staff group and apply provisions from the regulations.

•	A series of specific policies are applicable to the Identified Staff, which, in terms of individual annual variable remuneration, essentially represent the following:

•	receiving this remuneration partly in shares and partly in cash (typically distributed as 50% shares / 50% cash);

•

a portion of the annual variable remuneration shall be deferred (in your specific case, 60% of your total award will be deferred (and as noted above, will be delivered 50% in shares and 50% in cash) and vests pro-rata over five-years, and is further subject to a performance overlay);

•	any shares delivered are subject to a mandatory one-year retention (hold) period and non-transferability;

•	the accrual of the variable remuneration shall be conditional on certain circumstances not occurring (i.e., Malus clauses – see below);

•	the variable remuneration cannot exceed a certain percentage of the fixed remuneration (typically variable remuneration cannot exceed twice your annual total fixed remuneration); and

•	See terms and conditions of the applicable bonus plan (or the applicable Equity Plan Agreement in the case of SCUSA shares) for full details.

With regard to the number of SAN ADRs that you may be awarded, whether immediate or deferred, they will be calculated taking into account: (i) the amount resulting from applying corresponding applicable taxes and withholdings; and (ii) the weighted average per daily volume of the average weighted price of the Banco Santander shares over the fifteen trading days immediately prior to the date on which Banco Santander’s board of directors will approve the applicable performance year bonuses for executive directors.

With regard to the number of SCUSA shares that you may be awarded, whether immediate or deferred, they will be calculated in accordance with the applicable SCUSA Equity Plan Agreement.

◾

Without prejudice to certain situations such as disability and others that will be compiled in the deferral plan regulations, the accrual of deferred remuneration, both in shares and cash, is not only contingent upon your continued employment at Santander through each payment date, but upon the fact that none of the following circumstances transpire in the period prior to each of the deliveries, by opinion of the Group Board, at the request of the Group Appointments & Remuneration Committee, as a consequence of actions performed in previous years (malus clauses):

1.	Deficient financial performance of the Banco Santander Group;

2.	Breach by you of internal rules or regulations, including in particular those relating to risks;

3.	Material restatement of the Group’s financial statements when so considered by the external auditors, except when appropriate pursuant to a change in accounting standards; or

4.	Significant adverse changes in financial capital or in the Group’s risk profile.

Notwithstanding the foregoing, once accrued, the payment of such deferred remuneration shall not be subject to discretion of the Group Board, Group Appointments & Remuneration Committee, or any other entity. The operation of any clawback or disgorgement provision of any applicable compensation program agreement shall not be considered the exercise of discretion for the purpose of this agreement.

•	Please also note that you may not directly or indirectly engage in the hedging of shares either before or following (for a period of one year) their delivery.

Benefits and 401(k) Savings Plan:

•	You will continue to be eligible for 5 weeks of paid time off (PTO) annually.

•

In addition to your bi-weekly salary, you will continue to be eligible to participate in our Comprehensive Benefits Program, which includes a Flexible Benefits Plan (options such as medical, dental, vision, life, etc.).

•	You will continue to be eligible to participate in the Santander 401(k) Plan, make pre-tax 401(k) contributions and receive matching contributions.

•	Santander reserves the right to change, end, or alter plans and eligibility dates at any time.

End of Term:

Subject to the needs of the business and the final determination of Santander Group, it is the SHUSA Board’s intention that at the completion of the two-year term contemplated herein (or sooner if circumstances have changes and an appropriate successor SCUSA CEO is appointed), you will remain U.S. Country Head and SHUSA CEO and, in addition, return to your prior role as SBNA CEO.

Termination without Cause or voluntary termination for Good Reason:

In the event that your employment with SHUSA and/or SCUSA is terminated by the Company without Cause or you voluntarily terminate your employment with SHUSA and/or SCUSA for Good Reason, you shall be entitled to receive (i) a lump sum payment equal to twelve months of base salary; (ii) a pro-rata bonus for time worked during the year in which your termination occurs subject to treatment as variable compensation under CRD-IV as described herein; and (iii) provided that you are willing to provide continued services on a consulting basis as necessary in order to assist future management with a smooth transition of your responsibilities, continued vesting (and payment) of all unvested Deferred Variable Compensation (including any deferred portion of the pro rata bonus described in item (ii) of this paragraph) on the same schedule as if you had remained employed by SHUSA and SCUSA for the remainder of the deferral period.

“Cause” and “Good Reason” Defined:

•

For purposes of this letter, “Cause” will exist if one or more of the following has occurred: (i) you commit an act constituting a felony under the laws of the United States or any state or political subdivision thereof; (ii) you materially violate laws, rules or regulations applicable to banks, investment banks, broker-dealers, investment advisors or the banking, commodities, futures or securities industries generally; (iii) you commit an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (iv) you engage in conduct that violates Santander’s internal policies or procedures and which is materially detrimental to the business, reputation, character or standing of Santander or any of its related entities; (v) you commit an act of fraud, dishonesty or misrepresentation that is materially detrimental to the business, reputation, character or standing of Santander or any of its related entities; (vi) you engage in a material conflict of interest or material self-dealing; or (vii) after notice by Santander and a reasonable opportunity to cure, you materially breach your obligations and/or representations as set forth in this letter and/or employment-related agreements or you fail to perform your duties as an employee of Santander.

•

For purposes of this letter, “Good Reason” shall mean the occurrence of any of the following events (i) any material diminution in your responsibilities or authorities, (ii) the assignment to you of duties that are materially inconsistent with, or materially impair, your ability to perform the duties then assigned to you, or any change in the reporting structure so that you no longer report to the board of directors of SHUSA or SCUSA, (iii) any relocation of the principal place where you are required to perform your duties to a city that is more than 30 miles from either Boston or Dallas; (iv) a material breach by SHUSA or SCUSA or any of their respective affiliates of any material obligation to you; and (v) failure by SHUSA and the Group to come to an agreement with you to return you to your role as the CEO of SBNA while you remain in your role as the SHUSA CEO and the U.S. Country Head.

•

You agree to allow Santander to withhold any such reimbursement amounts owed to Santander pursuant to this Agreement from other monies due to you upon termination, including but not limited to final pay owed to you in connection with your employment, and you agree to sign at the time of resignation and/or termination any authorizations required to permit Santander to make such withholding from final pay.

Notice Provision:

Given the strategic importance of your position(s), you hereby acknowledge and agree that Santander, its client relationships and/or its business opportunities would likely suffer irreparable harm were you to resign or otherwise end your employment without providing sufficient notice to Santander. To avoid such harm, and in exchange for the pay and benefits Santander extends to you pursuant to this letter, you agree to provide Santander with ninety (90) days prior written notice of your intent to end your employment with Santander (the “Notice Period”). During the Notice Period you will be paid your base salary pursuant to Santander’s regular payroll practices and will be eligible to continue to participate in the employee benefit plans in which you were enrolled prior to submitting your resignation, with the exception that you will not continue to accrue paid time off during the Notice Period. You will be expected to perform all duties and tasks assigned to you during the Notice Period, including all assignments related to the transition of your duties and responsibilities, and you will devote all of your working time, labor, skill and energies to the business and affairs of Santander.

You agree that during the Notice Period you will continue to owe Santander the same duties, if any that you owed to Santander during your employment, and you will continue to abide by all prior non-disclosure and non-solicitation agreements you have entered into with Santander. You agree by signing below not to compete with Santander, or to start employment with or an engagement with a competitor, during the period of time you are employed by Santander, including during the Notice Period. You agree that during your employment, including the Notice Period, and regardless of whether your title, position or responsibilities change at any point, you will not directly or indirectly become employed or engaged by (whether as an employee, consultant, proprietor, partner, director or otherwise) another bank, financial institution, or any other competitor of Santander.

Upon receipt of your resignation, Santander may, in its sole discretion, waive the Notice Period, in which case your employment will be terminated upon receipt of written notice from Santander, which Santander can invoke at any time during the Notice Period. Under such circumstances, Santander will not be obliged to provide you with pay in lieu of notice and, in turn, you will no longer be bound by the specific non-competition restriction outlined in the prior paragraph.

You agree that because your services are personal and unique and because you will have access to and will be acquainted with Santander’s confidential information and/or its customer relationships, to the fullest extent permitted by law, this Notice Provision will be enforceable by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights or remedies that Santander may have for breach of this Notice Provision.

Compliance with Laws:

All payments referenced herein are contingent on compliance with, and subject to, all applicable laws and regulations; and arrangement intended to comply with Internal Revenue Code Section 409A and to be interpreted accordingly (with each payment described above to be treated as a separate payment under 409A).

It is a condition of this letter that you will sign:

1.	Non-Compete Agreement: that contains additional requirements for the protection of Santander’s business (a copy of which is enclosed);

2.	Non-Disclosure Agreement: that contains additional requirements for the protection of Santander’s business (a copy of which is enclosed); and

3.	Non-Solicitation Agreement: that contains additional requirements for the protection of Santander’s business (a copy of which is enclosed).

Representations:

You represent, by signing below, that you are not relying on any promises that are not set out in this letter.

Notwithstanding anything herein to the contrary, any payments or benefits contemplated by this letter are subject to and conditioned on their compliance with applicable laws and regulations, including without limitation the FDIC’s regulations governing “golden parachute payments”.

Employment at Santander is considered to be “at-will”, meaning it is at the mutual consent of both Santander and you and may be terminated by either you or Santander at any time, with or without cause and with or without notice other than the notice required to be given by you as described above.

Scott, I look forward to seeing the progress I know you will make towards our many U.S. priorities over the coming years.

Sincerely,

/s/ T. Timothy Ryan

T. Timothy Ryan

Chairman of Santander Holdings USA, Inc.

Acknowledged and Agreed:

/s/ Scott Powell	9/14/18
Scott Powell	Date

RESTRICTIVE COVENANTS

Employee acknowledges that the opportunity to be employed by SHUSA confers a substantial benefit upon him/her and, in consideration of employee’s ability to receive compensation from SHUSA and his/her receipt of confidential information, employee (1) re-acknowledges the terms of any Confidentiality and Restrictive Covenant Agreement(s) (or similar agreement(s)), and (2) agrees to the following non-competition and non-disparagement covenants (the terms and covenants in (1) and (2) together, the “Restrictive Covenants”).

Non-Compete:

Employee will not, during the Non-Compete Period, without the prior written consent of SHUSA, engage in any activity in which employee contributes his/her knowledge directly or indirectly, in whole or in part, on his/her behalf or on behalf of or in conjunction with others, as a contractor, agent, shareholder, owner, partner, director, officer, principal, member, employee, or in any other capacity or manner whatsoever, for his/her own benefit or for the benefit of any other person or entity, to an entity currently engaged in, or desiring to become engaged in, any Competing Activity in the United States. Notwithstanding the foregoing, nothing in this paragraph restricts employee from owning less than 1% of any class of securities of such entity as a passive investor, if such securities are listed on a national securities exchange. Employee understands that this provision does not restrict him/her from accepting any employment with an entity that does not engage in any Competing Activities.

Non-Disparagement:

Employee, on the one hand, and the SHUSA Board and the senior executives of SHUSA, on the other hand, will not make any disparaging or defamatory or untrue remarks to any third party concerning the other.

“Non-Compete Period” means during your service with SHUSA and/or SCUSA and for a period of 12 months thereafter.

“Competing Activity” means any business activity that involves or is related to banking or to providing vehicle finance.

Employee acknowledges that the Restrictive Covenants are designed to, among other things, protect the interests of SHUSA and SCUSA in confidential and proprietary information, trade secrets, customer and employee relationships, orderly transition of responsibilities, and other legitimate business interests. All Restrictive Covenants are hereby incorporated by reference as if fully set forth herein.

Acknowledged:

/s/ Scott Powell	9/14/18
Scott Powell	Date

Non-Disclosure of Confidential Information

I acknowledge that the trade secrets of Santander as they may exist from time to time and other confidential information concerning Santander’s business, products, technical information, sales activities, procedures, promotion, pricing techniques, business plans, customer and dealer lists and credit and financial data concerning customers are valuable, special and unique assets of Santander, access to and knowledge of which are essential to the performance of my duties while employed by Santander. In light of the highly competitive nature of the industry in which the business of Santander is conducted, I further agree that all knowledge and information described in the preceding sentence not in the public domain and heretofore obtained by me as a result of employment by Santander shall be considered confidential information. In recognition of this fact, I agree that I will not disclose any of such confidential information to any person or other entity for any reason or purpose whatsoever, except as may become necessary in the performance of any duties or tasks I might hereafter be assigned as an employee of Santander or any of Santander or Santander affiliated companies, nor shall I make use of any such confidential information (i) for my own purposes (ii) for any purposes not related to my employment; or (iii) for the benefit of any person or other entity (except Santander and its affiliates, if any) under any circumstances.

Notwithstanding the foregoing provisions, I understand, acknowledge and agree, as does Santander, that Santander’s trade secrets and confidential information shall not be deemed to include (1) information that was in my possession prior to my employment by Santander or any of its affiliates, and is not known by me to be subject to another confidentiality agreement with or other obligation of secrecy to Santander or any of its affiliates, (2) information that becomes generally available to and known by the public other than as a result of disclosure by me, or (3) information that becomes generally available to me on a non-confidential basis from a source other than Santander or any of its affiliates, provided such source is not known by me to be bound by a confidentiality agreement with or other obligation of secrecy to Santander or any of its affiliates. In addition, nothing contained herein shall be deemed to preclude me from responding to requests for information or inquiries from the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation, or any other federal banking regulator.

Nothing in this Agreement prohibits or limits me from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that I am not required to advise or seek permission from Santander before engaging in any such activity. In connection with any such activity, I must inform such authority that the information being provided is confidential. Despite the foregoing, I am not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information that I came to learn during the course of employment with Santander that is protected from disclosure by any applicable law or privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. Santander does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Additionally, I recognize that my ability to disclose information may be limited or prohibited by applicable law and Santander does not consent to disclosures that would violate applicable law. Such applicable laws include, without limitation, laws and regulations restricting disclosure of confidential supervisory information1 or disclosures subject to the Bank Secrecy Act (31 U.S.C. §§ 5311-5330), including information that would reveal the existence or contemplated filing of a suspicious activity report.

[1]

Confidential supervisory information includes any information or materials relating to the examination and supervision of Santander by applicable bank regulatory agencies, Santander materials responding to or referencing non-public information relating to examinations or supervision by bank regulatory agencies and correspondence to or from applicable banking regulators.

No employee shall be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. No employee shall be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If an employee files a lawsuit against Santander for retaliation for reporting a suspected violation of law, the employee may disclose the trade secret to his/her attorney and use the trade secret information in the court proceeding, if the employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

Acknowledged:

/s/ Scott Powell	9/14/18
Scott Powell	Date

Non-Solicitation Agreement

In consideration of your employment with Santander, you agree that beginning on the date you execute this Non-Solicitation Agreement (“Agreement”) and:

1)    continuing through twelve (12) months after the last date of your employment, you will not, directly or indirectly, solicit , induce, or cause others to solicit or induce, any client or potential client of Santander in connection with any business (whether as an employee, consultant, director, member, partner or shareholder) that is in direct or indirect competition with any active or planned business of Santander about which you have knowledge as a result of your employment with the bank (“Competitive Business”) where (a) you serviced or had contact with such clients(s) or potential client(s) during your employment with Santander and/or (b) about whom you obtained Confidential Information (as that term is defined in the Non-Disclosure of Confidential Information Agreement you executed as a condition of employment with Santander) while employed by Santander;

2)    continuing through twelve (12) months after the last date of your employment, you will not, directly or indirectly, solicit or induce, or cause others to solicit or induce, any person who is employed by Santander (or its related entities) or any person who was employed or engaged by Santander or its related entities within the last 6 months of your employment to terminate his or her employment or engagement with Santander (or its related entities) or to accept employment with anyone or any entity other than Santander (or its related entities).

This Agreement and its restrictive covenants will apply in full force and effect as follows: section (1) will only apply in the event that you resign or are terminated with “cause” and section (2) will apply in the event that you resign or are terminated with or without “cause.”

For purposes of this Agreement, “cause” shall mean (i) you commit an act constituting a felony under the laws of the United States or any state or political subdivision thereof; (ii) you materially violate laws, rules or regulations applicable to banks, investment banks, broker-dealers, investment advisors or the banking, commodities, futures or securities industries generally; (iii) you commit an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (iv) you engage in conduct that violates Santander’s internal policies or procedures and which is materially detrimental to the business, reputation, character or standing of Santander or any of its related entities; (v) you commit an act of fraud, dishonesty or misrepresentation that is materially detrimental to the business, reputation, character or standing of Santander or any of its related entities; (vi) you engage in a material conflict of interest or material self-dealing; or (vii) after notice by Santander and a reasonable opportunity to cure, you materially breach your obligations and/or representations as set forth in this letter and/or employment-related agreements or you fail to perform your duties as an employee of Santander.

You acknowledge that this Agreement does not constitute a contract of employment and does not imply that Santander will continue your employment for any period of time. You acknowledge and agree that as provided in this letter, your employment with Santander is at-will, and that either party may terminate the relationship at any time and for any reason. The obligations contained in this Agreement shall not be affected by any change in your position, title, function or duties with Santander during the course of your employment.

You acknowledge and agree that the covenants and restrictions in this Agreement are necessary to protect the legitimate business interests of Santander, including, without limitation, customer information and goodwill, and consider the restrictions to be reasonable for such purpose. You acknowledge that any breach by you of the obligations set forth in this Agreement would substantially and materially impair and irreparably harm Santander’s business and good will; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, you agree that, in the event of a breach or threatened breach of this Agreement, in addition to monetary damages or such other remedies which may be available, Santander shall be entitled to specific performance and other equitable relief, including temporary or permanent restraining orders and/or other injunctive relief without the necessity of proving actual damages and/or posting a bond, as well as any equitable accounting of all earnings, profits or other benefits arising from any violation hereof, and to the payment by you, if the Bank succeeds in obtaining a temporary or permanent restraining order, of all costs and expenses incurred by Santander in enforcing the provisions hereof against you, including attorneys’ fees incurred by Santander. The existence of any claims or cause of action by you against Santander, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Santander of such obligations.

This Agreement, including but not limited to Santander’s right to injunctive relief, shall survive the termination of your employment and shall remain in full force and effect for the period provided.

Acknowledged:

/s/ Scott Powell	9/14/18
Scott Powell	Date